UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Western Asset Premier Bond Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTERN ASSET PREMIER BOND FUND

385 East Colorado Boulevard
Pasadena, California 91101

The following relates to the Proxy Statement of Western Asset Premier Bond Fund (the “Fund”), dated April 13, 2011 (the “Proxy Statement”), which was previously provided to you.

On page 1 of the Proxy Statement, the second sentence of the second paragraph under the heading, “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2011”, is replaced by the following text to reflect the correct number of common shares of beneficial interest of the Fund that were issued and outstanding as of April 6, 2011 (revised figure is underlined):

As of the Record Date, the Fund had issued and outstanding 11,761,872 common shares of beneficial interest, no par value (“Common Shares”), and 2,880 preferred shares of beneficial interest, no par value (“Preferred Shares” and, together with the Common Shares, the “Shares”).

On page 14 of the Proxy Statement, the second sentence of the first paragraph under the heading, “Share Ownership Information”, is replaced by the following text to reflect the correct number of common shares of beneficial interest of the Fund that were held of record by Cede & Co., as nominee for participants in the Depository Trust Company, as of April 6, 2011 (revised figures are underlined):

As of the close of business on April 6, 2011, Cede & Co., as nominee for participants in The Depository Trust Company, held of record 11,726,164 Common Shares (representing approximately 99.7% of the outstanding Common Shares) and all 2,880 outstanding Preferred Shares.

May 5, 2011